April 22, 2021

VIA EMAIL & UPS OVER NIGHT DELIVERY

Mr. Evan Greenberg
Chairman and Chief Executive Officer
Chubb Limited
1133 Avenue of the Americas
New York, New York 10036

Dear Evan,

The Hartford’s board of directors, along with its financial and legal advisors, has fully and carefully evaluated the proposal set forth in Chubb Limited’s most recent letter of April 14, 2021. The board unanimously determined to reject the proposal, confirming its prior determination that entering into discussions regarding a strategic transaction would not be in the best interests of the company and its shareholders. The board also unanimously reaffirmed its conviction and confidence in The Harford’s strategic business plan.

For your information, we have decided to publicly disclose Chubb’s letters of March 30 and April 14, 2021 and our responses thereto.

Sincerely,

Christopher J. Swift
Chairman and Chief Executive Officer

cc:    Board of Directors, The Hartford
    David C. Robinson, General Counsel, The Hartford